Exhibit 19
ANALOG DEVICES, INC.

Insider Trading Policy

1.BACKGROUND AND PURPOSE

1.1Why Have We Adopted This Policy?

The federal securities laws prohibit any member of the Board of Directors (a “Director”), officer (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “executive officer”) or employee of Analog Devices, Inc. (together with its subsidiaries, the “Company”) from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping:

▪prevent inadvertent violations of the insider trading laws;

▪promote compliance with the Company's obligation to publicly disclose information related to its insider trading policies and procedures and the use of certain trading arrangements by Company insiders;

▪avoid the appearance of impropriety on the part of those employed by, or associated with, the Company;

▪protect the Company from controlling person liability; and

▪protect the reputation of the Company, its Directors and its employees.

As detailed below, this policy applies to family members and certain other individuals and entities with whom Directors and employees have relationships. While the provisions in Sections 2 and 3 of this policy are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.

1.2What Type of Information is “Material”?

Information is considered material if there is a substantial likelihood that a reasonable shareholder would consider the information important in making an investment decision with respect a company’s securities. Stated another way, there is a substantial likelihood that a reasonable shareholder would view the information as having significantly altered the “total mix” of information available about the company. Material information can include positive or negative information. Information concerning any of the following subjects, as well as a company’s plans with respect to any of these subjects, would often be considered material:

▪revenues or earnings;

▪a significant merger or acquisition;

▪a change in control;

▪a significant change in the management or the board of directors;

▪the public or private sale of a significant amount of securities;

▪the public offering of debt or equity securities;

▪the decision to commence, modify or terminate the payment of cash dividends;

▪the establishment of a program to repurchase securities;

▪a change debt ratings;

▪a stock split;

▪a default on outstanding debt or a bankruptcy filing;

▪pending or threatened significant litigation, or the resolution of such litigation;

▪a new product release or a significant development, invention or discovery;

▪the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, business partners or suppliers;

▪a significant cybersecurity incident or investigation of a potential such incident;

▪a conclusion by management or the board of directors or a notification from an independent auditor that previously issued financial statements should no longer be relied upon; or

▪a change in or disagreement (within the meaning of Item 304 of Regulation S-K) with the independent auditor.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. If you are in doubt as to whether any nonpublic information is material information, you should presume that the information is material until you speak with the General Counsel.

1.3When is Information “Nonpublic”?

Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally.

Information will generally be considered nonpublic until (1) the information has been disclosed in a press release distributed through a widely circulated news or wire service, in a public filing made with the SEC (such as a report on Form 10- K, Form 10-Q or Form 8-K), or other method, or combination of methods, designed to provide broad, non-exclusionary distribution of the information to the public, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace. For purposes of this Policy, a sufficient amount of time is one full trading day, or such longer period as determined by the Chief Legal Officer, Chief Financial Officer, or General Counsel, after the disclosure of the information in the manner(s) described above.

2.PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES

2.1Covered Persons. This Section 2 applies to the following individuals and entities (collectively, “Covered Persons”):

▪all Directors;

▪all employees;

▪other persons, such as consultants or contractors, who have access to material nonpublic information and are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer as being Covered Persons;

▪all family members of any of the above Covered Persons who share the same address as, or are financially dependent on, such Covered Persons and any other person who shares the same address as such Covered

Person (other than (x) an employee or tenant of such Covered Person or (y) another unrelated person whom the Chief Legal Officer determines should not be covered by this policy); and

▪all corporations, limited liability companies, partnerships, trusts, or other entities controlled by any of the above Covered Persons, unless the entity has implemented policies or procedures designed to ensure that such Covered Person cannot influence transactions by the entity involving Company securities.

2.2Prohibition on Trading While Aware of Material Nonpublic Information.

(a)Prohibited Activities. Except as provided in Section 4, no Covered Person may:

purchase, sell or gift any securities of the Company while such Covered Person is aware of any material nonpublic information concerning the Company or recommend doing so to someone else;

tip or otherwise disclose to someone else any material nonpublic information concerning the Company if the recipient may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;

purchase, sell or gift any securities of another company while such Covered Person is aware of any material nonpublic information concerning such other company which such Covered Person learned in the course of service as a Director or employee of the Company or recommend doing so to someone else; or

tip or otherwise disclose to someone else any material nonpublic information concerning another company which such Covered Person learned in the course of service as a Director or employee of the Company if the recipient may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.

(b)Application of Policy After Cessation of Service. If an individual or entity ceases to be a Covered Person at a time when such individual or entity is aware of material nonpublic information concerning the Company or another company which such Covered Person learned in the course of service as a Director or employee of the Company, the prohibitions in Section 2.2(a) shall continue to apply until that information has become public or is no longer material.

2.3Prohibition on Pledges. No Covered Person may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan, except to the extent approved prior to the approval of this Insider Trading Policy by the Board of Directors of the Company.

2.4Prohibition on Short Sales, Derivative Transactions and Hedging Transactions. No Covered Person may engage in any of the following types of transactions with respect to Company securities:

▪short sales, including short sales “against the box”;

▪purchases or sales of puts, calls, or other derivative securities; or

▪purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.

3.ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS, AND DESIGNATED INSIDERS

3.1Further Restricted Insiders. Certain additional prohibitions apply to the following Covered Persons, as set forth herein (collectively, “Further Restricted Insiders”):

▪all Directors;

▪all executive officers;

▪such other employees, consultants, or contractors as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer as being Further Restricted Insiders (the “Designated Insiders”);

▪all family members of Directors, executive officers and Designated Insiders who share the same address as, or are financially dependent on, the Director, executive officer or Designated Insider and any other person who shares the same address as the Director, executive officer or Designated Insider (other than (x) an employee or tenant of the Director, executive officer or Designated Insider or (y) another unrelated person whom the Chief Legal Officer determines should not be covered by this policy); and

▪all corporations, limited liability companies, partnerships, trusts, or other entities controlled by any of the above Further Restricted Insiders,

unless the entity has implemented policies or procedures designed to ensure that such Further Restricted Insider cannot influence transactions by the entity involving Company securities.

3.2Blackout Periods.

(a)Quarterly Blackout Periods. Except as provided in Section 4, no Further Restricted Insider may purchase, sell or gift any securities of the Company during the period beginning three weeks prior to the end of each fiscal quarter and ending upon the completion of the one full trading day, or such longer period as determined by the Chief Legal Officer, Chief Financial Officer or General Counsel, after the public announcement of earnings for such quarter (a “quarterly blackout period”).

(b)Awareness of Material Nonpublic Information when a Blackout Period is Not in Effect. Even if no quarterly blackout period is then in effect, if a Further Restricted Insider is aware of material nonpublic information the prohibitions contained in Section 2.2(a) apply.

3.3Notice and Pre-Clearance of Transactions.

(a)Pre-Transaction Clearance. Directors, executive officers and such other employees designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer (a “Pre-Clearance Person”) may not purchase, sell, gift, transfer, or otherwise acquire or dispose of securities of the Company, either directly or indirectly (including through family members, members of their household or entities which they control), other than in a transaction permitted under Section 4, unless such Pre-Clearance Person pre-clears the transaction with any two of the following: Chief Legal Officer, Chief Financial Officer or General Counsel, which shall include a representation that the Pre-Clearance Person is not aware of any material nonpublic information, provided, however, that such representation shall not be required in connection with the transactions listed under Sections 5.1(a), (b), (c), (e) and (f). Neither the Chief Legal Officer nor the Chief Financial Officer shall be permitted to pre-clear his or her own transactions. A request for pre-clearance shall be made at least two trading days prior to the intended transaction and in accordance with any additional procedures established by the Chief Legal Officer. Requests submitted after 4:00 p.m. eastern time on a weekday, during a weekend or a Company holiday or closure will be processed on the next trading day. The Chief Legal Officer, Chief Financial Officer and General Counsel shall have sole discretion to decide whether to clear any contemplated transaction. All transactions that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the Chief Legal Officer, Chief Financial Officer or General Counsel. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the five-business-day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

(b)Post-Transaction Notice. Each Pre-Clearance Insider who is subject to reporting obligations under Section 16 of the Exchange Act shall notify the Chief Legal Officer (or his or her designee) of the occurrence of any purchase, sale, gift, transfer, or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification shall be in writing (including by e-mail) and should include the identity of the Pre-Clearance Insider, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) (and if so, the date of adoption of such contract, instruction or written plan) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).

(c)Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale, gift, transfer, or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

4.SPECIAL BLACKOUT PERIODS

4.1Special Blackout Periods. In addition to quarterly blackout periods, the Company may from time to time notify Covered Persons that a blackout period (a “special blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 5, no person who is notified of a special blackout period may purchase, sell, or gift any securities of the Company during such special blackout period or inform anyone else that a special blackout period is in effect. (In this policy, quarterly blackout periods and special blackout periods are each referred to as a “blackout period.”)

5.EXCEPTIONS

5.1Exceptions. The prohibitions in Sections 2.2(a), 3.2 and 4.1 on purchasing, selling, and gifting of Company securities do not apply to:

(a)exercises of stock options or other equity awards for cash or the surrender of shares to the Company or the withholding of shares by the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold while the Covered Person is aware of material nonpublic information or during an applicable blackout period; and provided further, that this exception shall not apply to a cashless exercise transaction through a broker;

(b)acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company, not entered into or modified while the Covered Person is aware of material nonpublic information or during an applicable blackout period;

(c)other purchases of securities from the Company (including purchases under the Company’s Employee Stock Purchase Plan pursuant to standing instructions, in a form approved by the Company) or sales of securities to the Company; provided, however, that if such purchase or sale transaction involves the exercise of stock options or other equity awards, the transaction must be permitted by Section 5.1(a);

(d)bona fide gifts;

(e)transfers of Company securities to or from a trust (including a Grantor Retained Annuity Trust) to the extent that the transfer does not result in a change in beneficial ownership of such securities;

(f)purchases, sales or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3) (a “10b5-1 trading plan”); provided such 10b5-1 trading plan meets the requirements as set forth in the Company’s Guidelines for Rule 10b5-1 Trading Plans, a copy of which may be obtained from the Chief Legal Officer; and

(g)purchases, sales or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the definition of a “non-Rule 10b5-1 trading arrangement” as such term is defined in Item 408(c) of Regulation S-K, provided such non-Rule 10b5-1 trading arrangement: (1) is in writing, (2) was submitted to the Company for review prior to its adoption and (3) in the case of Pre-Clearance Persons, was pre-cleared in accordance with Section 3.3.

5.2Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

5.3Underwritten Public Offering. Nothing in this policy is intended to limit the ability of any Covered Person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.

6.REGULATION BTR

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, no Director or executive officer shall, directly or indirectly sell, purchase or otherwise transfer during such pension blackout period any equity securities of the Company acquired in connection with the service of such person as a Director or officer of the Company, except as permitted by Regulation BTR.

7.PENALTIES FOR VIOLATION

7.1Penalties. Violation of any provision of this Policy is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil, or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment.

7.2Reporting. Any Covered Person who knows or believes that someone has violated this Policy should report such information to the Chief Legal Officer, by email to the Compliance team at ethics.compliance@analog.com, or to the Company’s anonymous hotline at analog.ethicspoint.com or 800-381-6302 (United States) or 4008811475 (China). Callers in other locations can find their direct dial information at analog.ethicspoint.com.

8.COMPANY ASSISTANCE AND EDUCATION

8.1Education. The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.

8.2Assistance. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.

8.3Limitation on Liability. None of the Company, the Chief Legal Officer, Chief Financial Officer, General Counsel, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to Section 3.3(a) or a trading plan submitted pursuant to Section 5.1. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3(a) or review of a trading plan pursuant to

Section 5.1, none of the Company, the Chief Legal Officer, Chief Financial Officer, General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.

Revised on December 10, 2024.